Exhibit 10.3
SUBSCRIPTION AGREEMENT
This Subscription Agreement (this “Agreement”) made as of the 1st day of July, 2008, by and between Cellectis S.A., a French société anonyme, the main office of which is located 102, avenue Gaston Roussel, 93230 Romainville, France, registered with the registry of commerce and companies of Bobigny under number 428 859 052, (the “Company”) and Regeneron Pharmaceuticals, Inc., a company incorporated under the law of New York, the main office of which is located 777 Old Saw Mill River Road, Tarrytown, New York 10591 (the “Investor”) (the Company and the Investor shall be sometimes hereinafter individually referred to as a “Party” and collectively as the “Parties”).
WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to issue to the Investor, and the Investor desires to subscribe from the Company, certain ordinary shares of the Company (the “Investment”),
NOW THEREFORE, the Investor and the Company agree as follows:
1.	the Investment
1.1.	Subject to the prior approval of the board of directors (conseil d’administration) (the “Board”) and extraordinary general meeting of the shareholders of the Company (the “EGM”), the Investment will be completed by means of the issuance and subscription of a number of 368,301 ordinary shares of the Company (the “Ordinary Shares”) with a par value of EUR 0.05 each at a price of EUR 8.63 per share (the “Subscription Price”), representing a total investment of EUR 3,178,437.63 (issue premium included).

1.2.	Subject to the prior approval of the Board, the EGM shall be held no later than October 30, 2008 in order to decide the issuance of the Ordinary Shares, with a waiver of the shareholders’ preemptive rights (droits préférentiels de souscription) in favour of the Investor, at the Subscription Price, in accordance with applicable French law.

1.3.	The Investor hereby undertakes to subscribe the Ordinary Shares and to pay in full the Subscription Price within a week of the EGM, provided that such subscription shall take place on November 7 2008 at the latest.

The Subscription Price will be fully paid up in cash by wire transfer to the Company’s bank account which details shall be provided by the Company to the Investor at the latest 7 days before the EGM. The issuance of the Ordinary Shares will occur at the date of the certificate established by the depositary of the funds (the “Issuance Date”).

1.4.	The Ordinary Shares will be issued in dematerialized form. Title to the Ordinary Shares will be evidenced in accordance with Article L. 211-4 of the French Code monétaire et financier by book-entries (inscription en compte) in the books of Société Générale acting as account holder.

1.5.	Upon issue, the Ordinary Shares will be recorded in the books of

Société Générale in the name of the Investor’s financial intermediary. Details of the Investor’s financial intermediary’s account shall be provided by the Investor to the Company at the latest 7 days before the EGM.
2.	Listing and Clearing

The Company undertakes (i) to apply in due course to NYSE Euronext for the Ordinary Shares to be admitted to trading on the Alternext market of NYSE Euronext with effect from the Issuance Date, and (ii) to make an application for the admission of the Ordinary Shares to the clearing systems operated by Euroclear France, Euroclear and Clearstream.

3.	Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Company that the statements in this Section 3 are true and correct as of the date hereof and will confirm to the Company on the Issuance Date that such representations are still true and correct:
3.1.	The Investor is aware that the Ordinary Shares purchased hereunder are not being offered pursuant to a prospectus or similar document, are “restricted securities” under US securities laws and may not be resold in the United States without registration or an exemption therefrom.

3.2.	All actions on the part of the Investor necessary for the authorization execution and performance by the Investor of this Agreement have been duly taken and this Agreement is a legal, valid, and binding obligation, enforceable as to the Investor in accordance with its terms except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor’s rights generally.

3.3.	The Investor acknowledges that neither the Company nor any director, officer, shareholder, advisor, agent or affiliate of the Company has made any representations or warranties with respect to the Company or the Ordinary Shares, except for the representations and warranties of the Company set out in Section 4 below.

3.4.	The Investor is an “accredited investor” as defined in rule 501 under the US Securities Act of 1933, as amended.

3.5.	The Investor is acquiring the Ordinary Shares for investment purposes and not with a view to any distribution thereof in violation of any applicable securities laws. The Investor has no arrangement or understanding with any person to sell, distribute, grant participations in or otherwise transfer the Ordinary Shares.

3.6.	The Investor represents that it can bear the economic risk of its investment, it has such knowledge and experience in financial or business matters and it is capable of evaluating the merits and risks of the investment in the shares hereunder.

4.	Representations and Warranties of The Company

The Company represents and warrants to the Investor that the statements contained in this Section 4 are true and correct as of the date hereof:
4.1.	The Company is duly organized and validly existing under the laws of the République française, and has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

4.2.	If and when issued, the Ordinary Shares shall have the rights, restrictions and privileges as shall be set forth from time to time in the Articles of Association of the Company. The current articles of association of the Company (statuts) are attached as an Exhibit hereto.

4.3.	The issue of the Ordinary Shares, the entering by the Company into this Agreement and the consummation of the transactions contemplated hereby and compliance with their terms do not violate, conflict with or result in a breach of any terms, conditions or provisions of any deed, agreement, mortgage or other instrument to which the Company or any of its subsidiaries is a party.
5.	Conditions precedent
5.1.	The obligations of the Investor to subscribe and pay for the Ordinary Shares are conditional upon:
-	there having been, as at the Issuance Date, no event making any of the representations, warranties and undertakings contained in Clauses 2 and 4 hereof untrue or incorrect in any material respect on the Issuance Date as though they had been given on such date; and

-	the issuance of the Ordinary Shares having been approved and decided at and by the EGM in accordance with applicable French law.
6.	Confidentiality

The Investor understands and agrees that, since the Company is listed on the Alternext market of NYSE Euronext and the Investor may have access to inside information, the Investor must comply with applicable securities laws and regulations, which provide, in particular, that certain uses of inside information, communication of inside information or manipulation of the market price of listed securities constitute an offence.

The Investor undertakes to the Company that any confidential information concerning the Company which comes into the Investor’s possession or to the Investor’s attention will be kept in the strictest confidence and will not, without the prior written consent of the Company, be used by the Investor or be disclosed to, or discussed with, any third party whatsoever. The above undertaking of confidentiality will not apply to information which is in the public domain at the time of disclosure or subsequently becomes part of the public domain, except by breach by the Investor of its obligations, is received from a third party who is not under an obligation of confidentiality to the Company or is independently developed without the use of confidential information received from the Company.

7.	Fees and Expenses

Each of the Parties hereto shall each bear its own expenses and legal fees incurred by it or on its behalf with respect to this Agreement and the transactions contemplated hereby.

8.	Notices
8.1.	All notices hereunder will be in writing, mailed registered or certified mail, postage prepaid, addressed to the parties at their respective addresses as set out in the preamble to this Agreement, or transmitted by courier, facsimile or e-mail or other reliable method of transmission.

8.2.	Notices will be deemed received by the receiving party within seven (7) days of mailing, if mailed, within three (3) days of sending, if sent by courier, when actually delivered by hand, if so delivered, and on the first business day (at the receiving end) following transmission, if transmitted by facsimile or e-mail with confirmation of receipt.
9.	Assignment

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Investor may not pledge, assign, delegate or otherwise transfer any of the its rights or obligations under this Agreement.

10.	Termination

This Agreement shall automatically terminate if the Ordinary Shares have not been duly issued on November 7, 2008 at the latest.

11.	Entire Agreement and Amendment

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and contains all of the promises, undertakings, and other representations made by the parties to each other prior to its execution, all of which are merged herein.

This Agreement shall prevail over any prior agreement, understanding, promise or undertaking of the parties with respect to the subject matter hereof, all of which are merged herein. No subsequent amendment to this Agreement will be of any effect unless executed in writing and signed by the Parties.

12. Governing Law; Jurisdiction.

This Agreement shall be governed by and construed according to the laws of the République française without regard to the conflict of laws provisions thereof. The Parties irrevocably agree that the commercial court (tribunal de commerce) of Paris shall have exclusive jurisdiction to resolve any dispute or claim of whatever nature arising out of or relating to this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first appearing above:
CELLECTIS S. A.
By: /s/ André Choulika
Name: André Choulika
Title: Directeur Général
REGENERON PHARMACEUTICALS, INC.
By: /s/ Stuart Kolinski
Name: Stuart Kolinski
Title: General Counsel

Exhibit
Articles of association (statuts) of the Company